Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Modem Media, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Modem Media, Inc. and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 3 of the consolidated financial statements the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002.

PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut

March 3, 2004, except for the second paragraph of Note 1, as to which the date is July 14, 2004

MODEM MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$56,095	$49,312
Accounts receivable, net of bad debt reserve of $162 and $281, respectively	15,352	11,947
Unbilled revenues	853	909
Deferred income taxes	3,371	2,511
Prepaid expenses and other current assets	2,717	2,058

Total current assets	78,388	66,737
Noncurrent assets:
Property and equipment, net	7,308	8,687
Goodwill	43,156	43,156
Deferred income taxes	12,694	17,804
Other assets	1,389	3,413

Total noncurrent assets	64,547	73,060

Total assets	$142,935	$139,797

LIABILITIES AND STOCK HOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,388	$2,338
Pre-billed media	12,508	12,301
Deferred revenues	4,809	2,344
Accrued restructuring	2,974	3,141
Accrued expenses and other current liabilities	6,325	8,663

Total current liabilities	28,004	28,787
Noncurrent liabilities:
Accrued restructuring	13,173	16,387
Other liabilities	1,109	1,209
Stockholders’ equity:
Common stock, $.001 par value—145,000,000 shares authorized, 26,705,359 and 26,188,475 issued, respectively	27	26
Preferred stock, $.001 par value—5,000,000 shares authorized, none issued and outstanding	—	—
Paid-in capital	194,310	191,720
Deferred Compensation	(202)	—
Accumulated deficit	(91,826)	(96,812)
Treasury stock, 264,522 and 219,422 shares of common stock respectively, at cost	(1,351)	(1,251)
Accumulated other comprehensive loss	(309)	(269)

Total stockholders’ equity	100,649	93,414

Total liabilities and stockholders’ equity	$142,935	$139,797

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenues	$60,397	$68,380	$95,886
Cost of revenues	29,410	34,984	53,366

Gross profit	30,987	33,396	42,520

Operating expenses:
Selling, general and administrative	18,671	21,950	30,512
Restructuring and other charges (credits), net	(730)	15,444	12,586
Depreciation and amortization	2,949	4,705	5,933
Amortization of goodwill	—	—	2,948
Impairment of goodwill	—	—	323

Total operating expenses	20,890	42,099	52,302

Operating income (loss)	10,097	(8,703)	(9,782)
Gain on sale of CentrPort stock	—	2,317	1,735
Impairment of investment in CentrPort	(520)	—	(3,173)
Interest income	558	713	1,648
Other expense, net	(653)	(256)	(466)

Income (loss) from continuing operations before income taxes	9,482	(5,929)	(10,038)
Provision (benefit) for income taxes	4,281	(899)	(6,464)

Income (loss) from continuing operations	5,201	(5,030)	(3,574)

Discontinued operations:
Operating loss	(215)	(4,306)	(3,482)
Benefit for income taxes	—	(5,247)	(187)

Income (loss) from discontinued operations	(215)	941	(3,295)

Income (loss) before cumulative effect of accounting change	4,986	(4,089)	(6,869)
Cumulative effect of accounting change	—	(3,391)	—

Net income (loss)	$4,986	$(7,480)	$(6,869)

Basic per share data: *
Income (loss) from continuing operations	$0.20	$(0.19)	$(0.14)
Income (loss) from discontinued operations	(0.01)	0.04	(0.13)

Income (loss) before cumulative effect of accounting	0.19	(0.16)	(0.27)
Cumulative effect of accounting change	—	(0.13)	—

Net income (loss)	$0.19	$(0.29)	$(0.27)

Diluted per share data: *
Income (loss) from continuing operations	$0.19	$(0.19)	$(0.14)
Income (loss) from discontinued operations	(0.01)	0.04	(0.13)

Income (loss) before cumulative effect of accounting	0.19	(0.16)	(0.27)
Cumulative effect of accounting change	—	(0.13)	—

Net income (loss)	$0.19	$(0.29)	$(0.27)

Weighted-average number of common shares outstanding:
Basic	26,072	25,937	25,704
Diluted	26,699	25,937	25,704

*	numbers may not add due to rounding

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Shares	Stock Amount	Paid-in Capital	Deferred Compensation	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
Balance as of January 1, 2001	25,459,157	$25	$189,127	$—	$(82,463)	$(1,191)	$(837)	$104,661
Comprehensive loss:
Net loss		—	—		(6,869)	—	—	(6,869)
Conversion of unrealized loss to realized loss for available-for-sale securities, net of taxes		—	—		—	—	164	164
Foreign currency translation adjustment		—	—		—	—	(376)	(376)

Total comprehensive loss								(7,081)

Exercise of stock options	346,752	—	371		—	—	—	371
Tax benefit from the exercise of stock options		—	343		—	—	—	343
Shares issued under employee stock purchase plan	217,845	1	944		—	—	—	945
Purchases of treasury stock			—		—	(9)	—	(9)

Balance as of December 31, 2001	26,023,754	26	190,785	—	(89,332)	(1,200)	(1,049)	99,230
Comprehensive loss:
Net loss		—	—		(7,480)	—	—	(7,480)
Foreign currency translation adjustment		—	—		—	—	780	780

Total comprehensive loss								(6,700)

Exercise of stock options	82,259	—	294		—	—	—	294
Tax benefit from the exercise of stock options		—	16		—	—	—	16
Shares issued under employee stock purchase plan	82,462	—	203		—	—	—	203
Stock options issued below fair market value		—	422		—	—	—	422
Purchases of treasury stock			—		—	(51)	—	(51)

Balance as of December 31, 2002	26,188,475	26	191,720	—	(96,812)	(1,251)	(269)	93,414
Comprehensive income:
Net income		—	—		4,986	—	—	4,986
Foreign currency translation adjustment		—	—		—	—	(40)	(40)

Total comprehensive income								4,946

Exercise of stock options	463,617	1	1,747		—	—	—	1,748
Tax benefit from the exercise of stock options		—	331		—	—	—	331
Shares issued under employee stock purchase plan	53,267	—	109		—	—	—	109
Stock options issued below fair market value, net of forfeitures		—	403	(403)	—	—	—	—
Amortization of deferred compensation				201				201
Purchases of treasury stock		—	—	—	—	(100)	—	(100)

Balance as of December 31, 2003	26,705,359	$27	$194,310	$(202)	$(91,826)	$(1,351)	$(309)	$100,649

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$4,986	$(7,480)	$(6,869)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash restructuring and other charges, net	—	3,689	2,879
Depreciation and amortization	2,988	4,991	6,502
Amortization of goodwill	—	—	3,390
Impairment of goodwill	—	3,391	323
Non-cash income taxes	4,014	(6,339)	(6,733)
Gain from the sale of CentrPort stock	—	(2,317)	(1,735)
Impairment of CentrPort investment	520	—	3,173
Stock-based compensation expense	201	—	514
Reduction in bad debt expense	—	(157)	(714)
Tax benefit from exercise of stock options	331	16	343
Other, net	—	149	492
Changes in assets and liabilities:
Accounts receivable	(3,460)	4,753	9,504
Unbilled revenues	56	(393)	3,483
Prepaid expenses and other assets	178	1,025	1,114
Accounts payable, accrued expenses and other liabilities	(2,869)	(8,208)	(11,235)
Pre-billed media	208	2,279	(2,248)
Deferred revenues	2,438	(1,551)	(2,897)
Accrued restructuring charges	(3,437)	13,048	8,465

Net cash provided by operating activities	6,154	6,896	7,751

Cash flows from investing activities:
Purchases of property and equipment	(1,510)	(194)	(2,807)
Purchases of short-term investments	—	—	(333)
Maturities of short-term investments	—	77	457
Collection of note receivable	646	2,033	663

Net cash (used in) provided by investing activities	(864)	1,916	(2,020)

Cash flows from financing activities:
Purchases of treasury stock	(100)	(51)	(9)
Payments of notes payable and capital lease obligations	(429)	(972)	(1,771)
Exercises of stock options, including purchases under employee stock purchase plan	1,856	497	1,316

Net cash provided by (used in) financing activities	1,327	(526)	(464)

Effect of exchange rates on cash and cash equivalents	166	108	87
Net increase in cash and cash equivalents	6,783	8,394	5,354
Cash and cash equivalents, beginning of the year	49,312	40,918	35,564

Cash and cash equivalents, end of the year	$56,095	$49,312	$40,918

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations—Modem Media, Inc. (the “Company”) is an interactive marketing strategy and services firm. The Company is a marketing partner to many of the world’s leading companies and uses digital marketing and technologies to help their other clients realize greater value from their most vital asset—their customers. The Company leverages its experience in marketing and business strategy, database marketing, creative design and technology development to address the unique business objectives, challenges and opportunities of each of its client companies. Headquartered in Norwalk, Connecticut, the Company maintains offices in San Francisco, London and São Paulo.

Discontinued Operations—In the second quarter of 2004, the operations of the Company’s office in São Paolo ceased and in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as adopted by the Company on January 1, 2002, the results of this operation have been reclassified and are separately presented for all reporting periods within discontinued operations. In the third quarter of 2002, the operations of the Company’s offices in Toronto, Munich, Germany and Hong Kong also ceased. In accordance with SFAS No. 144 the discontinued operations have also been reclassified and are presented for all reporting periods within discontinued operations. Revenues for discontinued operations were $0.6 million, $4.1 million and $10.4 million for the years ended December 31, 2003, 2002 and 2001, respectively

Principles of Consolidation—The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

Revenue Recognition and Billing—The Company recognizes revenues as services are rendered in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”). A majority of its revenues are derived from fixed-fee and retainer-based assignments. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings and production and other client-reimbursable out-of-pocket costs incurred in excess of billings. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. The Company’s clients hire it on a fixed-fee, retainer or time-and-materials basis. The Company reassesses its estimated costs on fixed-fee engagements periodically and, as needed for specific engagements. Losses are accrued to the extent that costs incurred and anticipated costs to complete engagements exceed total anticipated billings. Provisions for losses on uncompleted fixed-fee contracts, if any, are recognized in the period in which such losses are determined. The cost of online media and email campaigns purchased by the Company for its clients is not included in revenue because the Company acts as an agent on behalf of its clients. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-Of-Pocket Expenses Incurred (“EITF 01-14”), the Company reports reimbursable pass-through expenses as a component of revenues and cost of revenues. Its adoption of EITF 01-14 as of January 1, 2002, resulted in increased revenues and increased cost of revenues. This component represented less than 3% of total revenues for all periods presented.

Business Concentrations and Credit Risk—The Company’s services have been provided primarily to a limited number of clients located worldwide in a variety of industries. The Company had revenues from three clients representing 24%, 18% and 12% of revenues during the year ended December 31, 2003. The Company had revenues from three clients representing 19%, 17% and 12% of revenues for the year ended December 31, 2002. The Company had revenues from two clients representing 24% and 10% of revenues for the year ended December 31, 2001. The Company generally does not require its clients to provide collateral. Additionally, the Company is subject

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to a concentration of credit risk with respect to its accounts receivable. The Company had four clients accounting for 32%, 26%, 16% and 16% of total gross accounts receivable as of December 31, 2003. The Company had three clients accounting for 38%, 18% and 14% of total gross accounts receivable as of December 31, 2002.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

Stock-Based Compensation—The Company follows the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employee and related interpretations. Accordingly, the compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the exercise price and is charged to operations either when earned or over the vesting period. Income tax benefits attributable to stock options exercised are credited to paid-in capital.

If compensation expense for stock options awarded under the Company’s plans had been determined in accordance with SFAS No. 123, the Company’s pro forma net income (loss) and pro forma net income (loss) per share would have been as follows:

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income (loss) as reported	$4,986	$(7,480)	$(6,869)
Stock–based compensation recorded, net of tax	118	—	308

Sub total	5,104	(7,480)	(6,561)
Stock-based compensation expense determined under SFAS 123, net of tax	(2,783)	(4,568)	(9,886)

Pro forma net income (loss)	$2,321	$(12,048)	$(16,447)

Net income (loss) per share:
Basic and diluted income (loss) per share, as reported	$0.19	$(0.29)	$(0.27)

Basic and diluted income (loss) per share, pro forma	$0.09	$(0.46)	$(0.64)

The effects of applying SFAS No. 123 in the pro forma net income (loss) disclosures above are not likely to be representative of the effects on pro forma disclosures of future years.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2002	2001
Risk-free interest rate	3.36%	4.27%	4.41%
Expected life	4.9 years	4.9 years	4.9 years
Expected volatility	87%	107%	146%
Expected dividend yield	0%	0%	0%

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Although cash balances are maintained in high quality financial institutions, the balances at times exceed insurable amounts.

Property and Equipment—Property and equipment are stated at cost and are depreciated principally using the straight-line method over their estimated useful lives of three to five years for computers and software, and three to seven years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

Goodwill—Goodwill represents acquisition costs in excess of the fair value of net assets acquired. In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. Under SFAS No. 142, goodwill is no longer amortized but is reviewed for impairment on an annual basis unless impairment indicators arise sooner. This statement eliminates goodwill amortization upon adoption and requires an initial assessment for goodwill impairment within six months of adoption and at least annually thereafter. The Company adopted this pronouncement on January 1, 2002. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of the reporting unit. The first step of the process is a screen for potential impairment and the second step measures the amount of impairment, if any. SFAS No. 142 required an entity to complete the first step of the transitional goodwill impairment test within six months of adopting the statement. The Company performed the required transitional fair value impairment test on our goodwill as of January 1, 2002 (see Note 3). As a result of the adoption of SFAS No. 142, the Company no longer records goodwill amortization. The Company performed its annual goodwill impairment test during the fourth quarter of 2003 and determined that no impairment had occurred. The Company will continue to perform a goodwill impairment test annually, as well as when a triggering event indicating impairment may have occurred.

The following table depicts the Company’s net loss and loss per share adjusted for the impact of goodwill amortization during the reported periods:

Year Ended December 31, 2001
(In thousands, except per share amounts)
Reported net loss	$(6,869)
Add back: goodwill amortization	3,390

Adjusted net loss	$(3,479)

Basic and diluted earnings per share:
Reported net loss	$(0.27)
Add back: goodwill amortization	0.13

Adjusted net loss	$(0.14)

Net (Loss) Income Per Share—In accordance with SFAS No. 128, Earnings Per Share, basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during each period. Diluted net income (loss) per share gives effect to all potentially dilutive securities that were outstanding during each period. For the year ended December 31, 2003, outstanding options to purchase shares of common stock of approximately 3.7 million were not included in the computation of diluted net income per share because to do so would have an antidilutive effect for the period presented. The Company had net losses for the years ended December 31, 2002 and 2001. As a result, none of the options outstanding during those periods were included in the computations of net loss per share since they were antidilutive. The following table details the computation of basic and diluted earnings per share for continuing operations:

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Income (loss) from continuing operations	$5,201	$(5,030)	$(3,574)

Weighted average common shares outstanding – basic	26,072	25,937	25,704
Assumed conversion of dilutive securities	627	—	—

Weighted average common shares outstanding – diluted	26,699	25,937	25,704

Basic earnings (loss) per share for income from continuing operations	$0.20	$(0.19)	$(0.14)

Diluted earnings (loss) per share for income from continuing operations	$0.19	$(0.19)	$(0.14)

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments—The carrying values of the Company’s assets and liabilities approximate fair value because of the short maturities of these financial instruments.

Foreign Currency Translation—The Company’s financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains and losses are included in the accompanying consolidated statements of operations.

Comprehensive Income—The Company reflects its comprehensive income such as unrealized gains and losses on the Company’s foreign currency translation adjustments and available-for-sale securities as a separate component of stockholders’ equity as required by SFAS No. 130, Reporting Comprehensive Income. The Company has not recorded the tax effects related to the currency translation adjustments because such adjustments relate to indefinite investments in international subsidiaries. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments. Comprehensive income (loss) was $4.9 million, $(6.7) and $(7.1) million for the years ended December 31, 2003, 2002 and 2001, respectively.

Recently Issued Accounting Pronouncements

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 replaces EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan as was required by EITF No. 94-3. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activities. SFAS No. 146 was to be applied to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 did not have a material effect on the Company’s financial condition and results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” known as FIN 46. This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that either (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) are owned by equity investors who lack an essential characteristic of controlling financial interest. FIN 46 applies immediately to variable interest entities created after January 31, 2003. With regard to variable interest entities already in existence prior to February 1, 2003, the implementation of FIN 46 has been delayed and currently applies to the first fiscal year or interim period beginning after December 15, 2003. FIN 46 requires disclosure of variable interest entities in financial statements issued after January 31, 2003, if it is reasonable possible that as of the transition date (1) an entity will be the primary beneficiary of an existing variable interest entity that will require consolidation, or (2) an entity will hold a significant variable interest in, or have a significant involvement with, an existing variable interest entity. The Company does not have any entities as of December 31, 2003 that will require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2003, the FASB issued Interpretation No. 46R, “Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable entity’s activities, is entitled to receive a majority of the variable interest entity’s residual returns or both. The provisions of this interpretation are effective for the Company beginning the first quarter of fiscal 2004. The adoption of this interpretation is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

In March 2003, the EITF published Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” (“EITF 00-21”). This issue addresses certain aspects of the accounting by a vendor for arrangements under which it performs multiple revenue-generating activities and how to determine whether such an arrangement involving multiple deliverables contains more than one unit of account for purposes of revenue recognition. The guidance is effective for revenue arrangements that the Company entered into in fiscal periods beginning after June 15, 2003. Accordingly, the Company adopted EITF 00-21 on July 1, 2003 and the Company has determined that the adoption of this statement did not have a material effect on its consolidated financial statements or disclosures.

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities,” (“Statement No. 149”). Statement No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. The Company does not use derivative instruments, and therefore, the adoption of Statement No. 149 did not have a material impact on its consolidated financial statements.

In May 2003, FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“Statement No. 150”) was issued. Statement No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 with the exception of an indefinite deferral relating to application to limited life entities. The adoption of Statement No. 150 did not have a material effect on our financial position, results of operations or cash flows.

NOTE 2. CentrPort Transactions, Investment and Lease Guarantee

The Company and certain employees formed CentrPort LLC in November 1999 to focus on developing intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. In December 2000, CentrPort LLC, which was originally organized as a Delaware limited liability company, was reorganized as CentrPort, Inc. (“CentrPort”), a Delaware corporation. Immediately after this reorganization, the Company sold a portion of its ownership in CentrPort, which was formerly our majority-owned subsidiary. A consortium of third party investors (the “CentrPort Investors”) purchased 8,332,000 shares of preferred stock of CentrPort from the Company (“CentrPort Preferred Stock Sale”) in exchange for $2.5 million in cash and a $2.5 million note receivable originally due in December 2001, subject to certain conditions. In addition, the Company received a warrant to purchase 391,604 shares of CentrPort common stock from CentrPort (“CentrPort Warrant”).

Concurrent with the CentrPort Preferred Stock Sale, the CentrPort Investors agreed to invest up to $22.0 million directly into CentrPort. At the closing of the transaction, $16.5 million was paid by the CentrPort Investors to CentrPort in exchange for 36,660,800 shares of newly issued CentrPort preferred stock. Subject to CentrPort’s securing certain revenue commitments by April 1, 2001, an additional payment of $5.5 million (“Contingent Payment”) would be due from the CentrPort Investors to CentrPort in December 2001. CentrPort did not secure these certain commitments and as such the Contingent Payment was not made by the CentrPort Investors to CentrPort.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, concurrent with the CentrPort Preferred Stock Sale, the Company purchased 1,842,657 shares of CentrPort common stock from certain minority CentrPort stockholders in exchange for approximately $1.9 million of its common stock, or 315,858 shares (the “Founders’ Stock Transaction”). In connection with the Founders’ Stock Transaction, the Company recorded a charge to equity of approximately $1.4 million based on the excess of the value paid for the founders’ stock and its estimated fair value on the date we acquired the stock.

The CentrPort Preferred Stock Sale, the CentrPort Warrant, the investment by the CentrPort Investors directly into CentrPort and the Founders’ Stock Transaction are hereinafter collectively referred to as the “CentrPort Transactions.” As a result of the CentrPort Transactions, the Company’s ownership in CentrPort preferred and common stock, combined, was reduced from 59.0% to 15.2%, which was later reduced as discussed below. Through the date of the CentrPort Transactions, the Company consolidated CentrPort and recognized 100% of the losses incurred by CentrPort in consideration that the Company was CentrPort’s sole funding source. Such losses aggregated approximately $5.7 million. Subsequent to the CentrPort Transactions, the Company has accounted for its investment in CentrPort under the cost method.

In conjunction with the CentrPort Transactions, the Company designated CentrPort as a preferred vendor and committed to resell at least $5.0 million of CentrPort’s products and services during 2001 pursuant to a value added reseller agreement (“CentrPort Commitment”). Based primarily on the uncertain nature of the Company’s ability to meet this CentrPort Commitment, the Company deferred its gain of $4.1 million on the CentrPort Preferred Stock Sale. The original agreement provided that, if the CentrPort Commitment was not met, the Company was to remit the value of the shortfall to CentrPort in either CentrPort common stock from the Company’s holdings pursuant to a contractual per share fixed value, or in cash, at the Company’s election. As of December 31, 2001, the Company had sold $2.7 million in CentrPort products and services applicable to the CentrPort Commitment. As a result, the Company recognized $1.7 million in the fourth quarter of 2001 of the $4.1 million deferred gain that was recorded as of December 31, 2000. The remaining balance of the deferred gain on the Company’s balance sheet was equal to $2.3 million as of December 31, 2001. In February 2002, the Company, CentrPort and the CentrPort Investors were party to agreements which amended various conditions and commitments including the extinguishment of the Company’s CentrPort Commitment to sell further CentrPort products and services, the extinguishment of the Company’s obligation to pay the value of the shortfall in either cash or CentrPort common stock and the extension of the Company’s $2.5 million note receivable due from the CentrPort Investors to it until December 31, 2002, which was subsequently satisfied. Accordingly, the Company recognized the remaining deferred gain of $2.3 million in the first quarter of 2002.

In addition, as a result of a valuation the Company received from an independent firm regarding the Company’s investment in CentrPort as of December 31, 2001, the Company concluded that its investment in CentrPort was impaired. Accordingly, the Company reduced its investment in CentrPort from $3.7 million, reflected at December 31, 2000, to $0.5 million by recording a $3.2 million charge in the fourth quarter of 2001. In October 2002, CentrPort closed on a second series of equity financing whereby CentrPort issued new equity to some of the CentrPort Investors in exchange for cash (the “Secondary Financing”). The Company did not participate in the Secondary Financing. As a result of the Secondary Financing, the Company’s ownership interest in CentrPort’s common and preferred stock was reduced from 15% to 9%.

Based on the Company’s review, during the fourth quarter of 2003, of the financial results of CentrPort for the latter part of 2003 as well as projections for 2004, the Company determined that its investment in CentrPort was fully impaired as of December 31, 2003. Accordingly, the Company recorded a $0.5 million impairment charge relating to this investment in the fourth quarter of 2003. The Company also concluded that it is not more-likely-than-not that the Company will be able to recognize any benefit from the deferred tax asset related to this investment. As a result, the Company recorded a $0.8 million tax provision in the fourth quarter of 2003 to provide a valuation allowance against this deferred tax asset.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is the guarantor for CentrPort’s obligations under their lease for office space at 450 Post Road East, Westport, Connecticut, for 16,900 square feet, which expires on June 30, 2010, subject to renewal. As of December 31, 2003, the aggregate remaining base rent and operating expenses due under this lease was $5.5 million, subject to adjustment in accordance with the terms of the lease. This balance reduces by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit in favor of the landlord in an amount not to exceed the remaining base rent. Upon expiration of 50% of the lease term, CentrPort is required to obtain such a letter of credit. Additionally, CentrPort has agreed to cooperate with the Company to secure its release from its guaranty prior to that time, if possible. In the event that CentrPort were to default on its lease obligation, the Company would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. In the event of a default, the Company would take all appropriate action to be reimbursed for this liability.

In light of the impairment charges relating to the CentrPort investment and related deferred tax asset described above, we have considered the need to record a provision for this potential liability. Although we believe it is reasonably possible that an accrual of a loss contingency for the CentrPort lease guarantee in the future may be warranted, due to the significance of the uncertainties surrounding this matter, the criteria to accrue a loss contingency under Statement of Financial Accounting Standards No.5,”Accounting for Loss Contingencies,” which states that a loss contingency should be accrued when the loss contingency is probable and such amount is reasonably estimable, has not been met. For example, if CentrPort were sold, a portion of the proceeds could be used to satisfy all or some of this lease obligation which affects the amount and timing of any potential future liability. Other factors that add to the uncertainty of estimating any potential future loss contingency include CentrPort’s ability to obtain additional financing and the level of acceptance of their products and services by their current and potential clients. Accordingly, as of December 31, 2003, no provision has been recorded for this potential liability.

NOTE 3. Goodwill Impairment

Modem Media Munich—In accordance with SFAS No. 142, the Company performed the required transitional impairment test on its goodwill as of January 1, 2002. As a result of completing this test, the Company determined that the goodwill associated with its Munich operation was fully impaired as of January 1, 2002. Accordingly, the Company recorded a goodwill impairment charge of $3.4 million as a cumulative effect of an accounting change retroactive to January 1, 2002. There was no income tax benefit associated with this charge as the Company believes it is more likely than not that future taxable income in Germany will not be sufficient to realize the related income tax benefit.

Modem Media France—During 2001, Modem Media France experienced material, adverse changes in market conditions, operating results and cash flows. As a result, the Company performed an evaluation of the recoverability of its long-lived assets. Based on this evaluation, the Company concluded that the value of its goodwill associated with Modem Media France was impaired. As a result, the unamortized balance of $0.3 million was written off during the third quarter of 2001. In the fourth quarter of 2001, the Company made the decision to restructure its operations in Paris, France. As a result of this planned restructuring, the Company recorded a $1.2 million charge in the fourth quarter of 2001 (see Note 4). In the first quarter of 2002, the Company ceased its operations in Paris, France.

NOTE 4. Restructuring and Other Charges, Net

Continuing Operations

In December 2003, the Company updated underlying assumptions related to our excess office space. As a result, restructuring charges of $0.4 million were recorded in the fourth quarter of 2003.

In October 2003, the Company entered into a sub-lease arrangement with a third party for part of the Company’s San Francisco office space. Accordingly, $1.1 million of the previously established restructuring accrual was reversed in the third quarter of 2003.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company initiated a series of restructuring actions in 2002 to align capacity with both revenue and the demand from its clients. These actions were completed in the third and fourth quarters of 2002 and included staff reductions of 35 employees and a reduction in office space in the Company’s U.S. and London offices. As a result of these actions, restructuring charges of $15.4 million were recorded during the year ended December 31, 2002.

In 2001, the Company implemented various restructuring plans to reduce the Company’s operating expenses and strengthen its competitive and financial positions. These actions, which were completed in the third quarter of 2001 and first quarter of 2002, included the following: (a) staff reductions and an increase in the Company’s accrual for excess office space in the Company’s San Francisco office, established in 2000, (b) the closure of the Company’s New York City office and its subsequent consolidation into the Company’s Norwalk, Connecticut office, (c) the decision to cease operations and close the Company’s office in Tokyo, Japan, (d) the decision made in the fourth quarter of 2001 to cease operations in our office in Paris, France and (e) the permanent decline in the value of certain marketable securities. As a result of these actions, restructuring charges of $12.6 million were recorded during the year ended December 31, 2001.

Discontinued Operations

As noted above, due to the decline in client demand, the Company decided in the second quarter of 2002 to close its offices in Toronto, Munich and Hong Kong, which ceased their operations in the third quarter of 2002. As a result of this decision, there were staff reductions of 52 employees for the closedown period during 2002 and restructuring charges of $3.4 million were recorded during the year ended December 31, 2002. These charges are recorded within the operating loss from discontinued operations in the accompanying consolidated statements of operations.

In 2001, the Company approved various restructuring plans to reduce the Company’s operating expenses and strengthen its competitive and financial positions. These actions, which were completed by the fourth quarter of 2001, include staff reductions and the cancellation of the Company’s move to new office space in Toronto as a result of the landlord’s breach of contract. As a result of these actions, restructuring charges of $1.8 million were recorded during the year ended December 31, 2001. These charges are recorded within the operating loss from discontinued operations in the accompanying consolidated statements of operations.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accruals established by the Company in respect to both continuing and discontinued operations, and activities related thereto, are summarized as follows:

	Balance at Beginning of Year	Charges (Net of Reversals)	Cash Uses	Non-Cash Uses	Other	Balances at End of Year
	(In thousands)
Facilities	$4,383	$7,010	$(2,635)	$(868)	$297	$8,187
Severance	—	3,603	(2,846)	—	—	757
Asset impairments	—	1,416	—	(1,412)	—	4
Closure of Tokyo, Japan office, including severance	—	1,282	(683)	(599)	—	—
Closure of Paris, France office, including severance	—	1,221	—	—	—	1,221
Other exit costs	200	(200)	—	—	—	—

Year ended December 31, 2001	$4,583	$14,332	$(6,164)	$(2,879)	$297	$10,169

Facilities	$8,187	$13,066	$(2,912)	$(31)	$882	$19,192
Closure of Paris, France office, including severance	1,221	(99)	(813)	(280)	9	38
Severance	757	2,364	(3,048)	(1)	42	114
Asset impairments	4	2,505	—	(2,505)	—	4
Other exit costs	—	992	7	(872)	53	180

Year ended December 31, 2002	$10,169	$18,828	$(6,766)	$(3,689)	$986	$19,528

Facilities	$19,192	$(730)	$(3,001)	$—	$360	$15,821
Closure of Paris, France office, including severance	38	—	—	—	(38)	—
Severance	114	—	(66)	—	(48)	—
Asset impairments	4	—	—	—	(4)	—
Other exit costs	180	—	(78)	—	224	326

Year ended December 31, 2003	$19,528	$(730)	$(3,145)	$—	$494	16,147

Less: current portion						2,974

Long-term portion						$13,173

For the year ended December 31, 2003, included in “other” within the facilities category is $0.5 million in interest expense and $0.1 million of the impact of foreign currency translation adjustments and is partially offset by a reclass of $0.2 million from “facilities” to “other exit costs” to better reflect the remaining restructure accrual.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. Property and Equipment

Property and equipment are included in the accompanying consolidated balance sheets as follows:

	December 31,		Useful Lives
	2003	2002
	(In thousands)		(In years)
Leasehold improvements	$7,503	$7,334	5 –10
Computers and software	10,780	10,733	3 – 5
Furniture and other	4,212	4,733	3 – 7

	22,495	22,800
Less: accumulated depreciation and amortization	(15,187)	(14,113)

Total property and equipment, net	$7,308	$8,687

Assets held under capital leases are included above as follows:

	December 31,		Useful Lives
	2003	2002
	(In thousands)		(In years)
Computers and software	$98	—	3
Furniture and other	1,329	$2,408	3 –5
Less: accumulated depreciation and amortization	(1,169)	(1,528)

Total assets under capital leases, net	$258	$880

Depreciation and amortization expense for property and equipment was $2.8 million, $4.7 million and $6.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense for assets held under capital leases was $0.2 million, $0.3 million and $0.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 6. Debt

DLC Management—In November 2000, DLC Management advanced to the Company funds for leasehold improvements at the Company’s Norwalk, Connecticut office. Payments for these advances are to be made in 98 equal monthly installments and bear an interest rate of 10.0% per annum. The total outstanding amount of these advances was $0.3 million and $0.3 million as of December 31, 2003 and 2002, respectively, for which the current portion is included in “Accrued expenses and other current liabilities” and the long-term portion is included in “Other liabilities” in the accompanying consolidated balance sheets.

Interest Expense—The Company incurred interest expense on all borrowings, including non-cash interest expense related to accrued restructuring costs, of $0.7 million, $0.8 million and $0.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Interest expense is reported within other expenses, net, in the accompanying consolidated statements of operations.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7. Equity

Stock Repurchase Plan—In October 2002, the Company established a program to repurchase over an eighteen month period up to $5.0 million of the Company’s common stock. The timing and amount of purchases will be dependent upon a number of factors, including the price and availability of our common stock, general market conditions and other uses of funds. The program expires in April 2004. During the year ended December 31, 2003, the Company repurchased 45,100 shares of common stock at an average price of $2.19 per share for a total cost of $0.1 million under this program. In aggregate the Company has purchased 57,790 shares of common stock at an average price of $2.25 per share for a total cost of $0.1 million as of December 31, 2003. Shares purchased are included in treasury stock.

Stockholder Rights Plan—In June 2001, the Company announced the adoption of a Stockholder Rights Plan (the “Plan”). Under the Plan, each stockholder of record at the close of business on June 28, 2001 received a dividend of one right for each share of common stock held. The rights trade with the Company’s common stock until they become exercisable. The rights will become exercisable and will detach from the common stock only if any person becomes the beneficial owner of 15% or more of the Company’s common stock (subject to certain exceptions), (an “Acquiring Person”) or commences a tender or exchange offer for 15% or more of the Company’s common stock. Each right entitles the holder to purchase from the Company one one-hundredth of a share of new series of participating preferred stock at an initial purchase price of $30 per share. The Company has reserved 1,000,000 shares of Series A Participating Cumulative Preferred Stock for issuance on the exercise of the rights. If any person becomes an Acquiring Person, each right will entitle the holder, other than the Acquiring Person, to purchase for the initial purchase price the Company’s common stock having a value of twice the initial purchase price. If the Company is later acquired in a merger or similar transaction, or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the initial purchase price common stock of the other party to such transaction having a value of twice the initial purchase price. The Board of Directors may redeem the rights at a price of $0.001 per right at any time prior to a specified period of time after a person has become an Acquiring Person. The rights will expire in June 2011 unless earlier exchanged or redeemed.

Generally, the holders of Series A Participating Cumulative Preferred Stock, in preference to the holders of common stock are entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends payable in cash in an amount per share equal to 100 times the aggregate per share amount of all cash dividends, non-cash dividends or other distributions (other than a dividend payable in shares of common stock) payable on any common stock. Each share of Series A Participating Cumulative Preferred Stock will entitle its holder to 100 votes.

Stock Option Exchange Offers—In October 2001, the Company completed a voluntary stock option offer for its eligible employees. Participating employees had the opportunity to cancel previously granted options with an exercise price greater than $6.00 per share in exchange for an equal number of new options which were granted on April 17, 2002. The exercise price of these new options was set at $4.15, which was the fair market value of the Company’s common stock as of April 17, 2002. As a result of this program, 75,800 options were canceled in October 2001 and 70,800 options were granted on April 17, 2002.

In May 2001, the Company completed a voluntary stock option exchange offer for its eligible employees and directors. Participating employees and directors had the opportunity to cancel previously granted options with an exercise price greater than $6.00 per share in exchange for an equal number of new options which were granted on November 30, 2001. The exercise price of these new options was set at $3.94 which was the fair market value of the Company’s common stock as of November 30, 2001. As a result of this program, 2,477,001 options were canceled in May 2001 and 2,250,251 options were granted on November 30, 2001.

Stockholders’ Agreement—The Company was party to a Stockholders’ Agreement dated May 4, 1999, as amended, with True North, G.M. O’Connell, the Company’s Chairman, and Robert C. Allen II, a director and co-founder, pursuant to which all of the parties have agreed that until True North no longer owns at least 10% of the Company’s outstanding capital stock, such parties would take all actions necessary in order to cause the election of a least one director designated by True North to the Board of Directors of the Company and as long as each Messrs. O’Connell and Allen serves the Company as an executive officer, the parties to such agreement have agreed to take all actions necessary in order to cause each of their election to the Company’s Board of Directors. As a result

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of this acquisition, IPG designated Mr. Weber for appointment and election to the Company’s board of directors in 2003. As of December 31, 2003, IPG owned less than ten percent of the Company’s outstanding capital stock and therefore is no longer entitled to designate a director. Additionally, as of December 31, 2003, Messrs. O’Connell and Allen were no longer executive officers of the Company and under the Stockholders’ Agreement are no longer required to be nominated by the Company; however, pursuant to an agreement between Mr. O’Connell and the Company, dated November 18, 2003, the Company has agreed to nominate Mr. O’Connell to stand for election as director in 2004 and 2005.

Warrant—In August 1999, the Company entered into an agreement to provide $12.0 million of services to General Electric Company (“GE”) through September 30, 2000. In conjunction with GE’s commitment to purchase the aforementioned services, the Company granted General Electric Capital Corporation a warrant to purchase 190,000 shares of the Company’s common stock at $12.16 per share, which is the average of the high and low trading prices during the five trading days prior to the grant date. The warrant vested immediately and expires in August 2004. The fair value of this warrant, as determined by independent appraisal, was $0.6 million, which was reflected as a reduction of revenues ratably as services were provided. Revenues were reduced by $0.2 million and $0.2 million during the years ended December 31, 2000 and 1999, respectively. Since GE did not fulfill its commitment prior to September 30, 2000, the unamortized balance of $0.2 million was written off in the third quarter of 2000 and was included in “Selling, general and administrative” in the accompanying consolidated statement of operations. In March 2002, the warrant agreement was assigned from GE to the Convertible Fund, LP. In April 2002, the warrant agreement was assigned from the Convertible Fund, LP to Highbridge International LLC. As of December 31, 2003, no warrants have been exercised.

Preferred Stock—Preferred stock may be issued, from time to time, pursuant to a resolution by the Company’s Board of Directors that will set forth the voting powers and other pertinent rights of each series.

NOTE 8. Stock Purchase Plan

In February 1999, the Company’s Board of Directors adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) under which a total of 1,900,000 shares of its common stock have been reserved for issuance. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Each participant will be granted an option to purchase the Company’s common stock on the first day of each of the six-month purchase periods and such option will be automatically exercised on the last day of each such purchase period. The purchase price of each share of common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of common stock on the starting date of that offering period or on the date of the purchase. Offering periods begin on the first trading day on or after February 15 and August 15 of every year and terminate twenty-four months later.

Employees are eligible to participate in the Purchase Plan if they are employed by the Company, or a subsidiary of the Company designated by the Board of Directors, for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, subject to certain limitations. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically upon termination of employment with the Company. The purchase plan will terminate in 2009 unless sooner terminated by the Company’s Board of Directors. For the years ended December 31, 2003, 2002 and 2001, the Company issued 53,267, 82,462 and 217,845 shares, respectively, pursuant to this plan. An additional 1,054,890 were reserved for issuance at December 31, 2003.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9. Stock-Based Compensation

The Company has established various stock-based compensation plans for its officers, directors, employees and consultants as described below.

Management Incentive Plan—In 2001, the Company adopted the Management Incentive Plan (the “MIP”) pursuant to which the Company’s senior management may be compensated. The compensation committee administers the MIP. The compensation committee interprets and construes provisions of the MIP, adopts rules for administering the plan and determines grants of equity and cash under the plan. Pursuant to the MIP, the compensation committee in the first 90 days of a performance period will establish the identity of participants in the MIP for that period, goals for these participants and the percentage of these participants’ salary to be based on these goals. The MIP provides for the award of compensation in common stock, of which 800,000 shares were made available, and cash of up to $2.5 million per participant per year. The allocation of an award between stock and cash is at the discretion of the compensation committee. The compensation committee will determine the amount of award a participant has earned within 90 days of the end of the performance period. As of December 31, 2003, no common stock or cash has been issued under the MIP; however, 800,000 shares remain available for issuance under this plan.

2000 Stock Incentive Plan—During 2000, the Company adopted a stock incentive plan pursuant to which a total of 400,000 shares of common stock have been reserved for issuance. Pursuant to the stock incentive plan, the Company may grant stock options, stock appreciation rights, restricted stock, merit awards, performance awards and other stock based awards to the Company’s employees (excluding executive officers), directors and consultants. The plan is administered by the compensation committee. The compensation committee interprets and construes provisions of the plan, adopts rules for administering the plan and specifies the vesting, exercise prices including but not limited to, exercise prices at below fair market value as of the date of grant, and other terms of grants of equity awards under the plan. As of December 31, 2003, a total of 267,099 options are outstanding under this plan.

1999 Stock Incentive Plan—During 1999, the Company adopted a stock incentive plan pursuant to which a total of 3,000,000 shares of the Company’s common stock have been reserved for issuance. Pursuant to the stock incentive plan, the Company may grant stock options, stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to the Company’s employees, officers, directors and consultants. The plan is administered by the compensation committee. The committee interprets and construes the provisions of the plan, adopts rules for administering the plan and specifies the vesting, exercise prices and other terms of grants of equity awards under the plan. As of December 31, 2003, only awards in the form of stock options have been granted under the plan. As of December 31, 2003, a total of 2,549,934 options are outstanding under this plan.

1997 Stock Option Plan—During 1997, the Company established a stock option plan, which was amended on December 11, 1998, pursuant to which a total of 6,080,000 shares of the Company’s common stock have been reserved for issuance. Pursuant to the plan, the Company may grant stock options and stock purchase rights to the Company’s employees, officers, directors and consultants. The Board of Directors or compensation committee interprets and construes provisions of the plan, adopts rules for administering the plan and determines the grants of equity awards under the plan. The maximum term of an incentive stock option granted under the 1997 Plan is generally limited to ten years. The exercise price of incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Company’s common stock on the date of grant, as defined. As of December 31, 2003, a total of 2,754,447 options were outstanding under this plan.

In connection with the transfer to True North of the non-strategic digital interactive marketing operations by the Company, True North agreed to satisfy options to purchase up to an aggregate of 281,010 shares of the Company’s common stock held by employees of such operations, as well as options to purchase an aggregate of 298,022 shares of the Company’s common stock held by former employees of the Poppe Tyson Strategic Interactive Marketing Operations under the 1997 Plan. As of December 31, 2003, options to purchase up to 85,510 shares of common stock remain to be satisfied by True North, through IPG. Upon the exercise of such options, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of common stock to the Company.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Modem Media Advertising Limited Partnership 1996 Option Plan—In 1996, the Modem Partnership established an option plan pursuant to which units (“Units”) representing assignments of beneficial ownership of the Modem Partnership were reserved for issuance. The Modem Partnership ceased to have its own separate existence prior to the Company’s initial public offering in February 1999 and the Company assumed the terms and the conditions of this option plan. Pursuant to the terms of the option plan, Units acquired under the option plan were converted into shares of the Company’s common stock and options to acquire Units were converted into options to acquire shares of the Company’s common stock. Options to purchase 690,492 shares of common stock, which vested immediately and expire on September 30, 2006, were issued under this plan at an exercise price of $0.32 per share, of which 55,584 were outstanding as of December 31, 2003. All available options have been granted under this option plan.

Vivid Plan—As a result of our acquisition of Vivid Holdings, Inc. in 2000, the Company assumed the outstanding options of Vivid that were granted pursuant to the Vivid Holdings, Inc. 1999 Stock Incentive Plan (the “Vivid Plan”). As a result, shares of the Company’s common stock are issued upon exercise of options granted under the Vivid Plan. The Vivid Plan authorized grants of stock options and common stock. As of December 31, 2003, options to purchase an aggregate of 1,218,396 shares of common stock had been granted under the Vivid Plan, and of which 31,227 options were outstanding. Since the acquisition there have been no grants pursuant to the Vivid Plan and there will be no further grants under this plan.

The maximum term of options granted under all plans is 10 years and generally options vest over a three year period. However, the Compensation Committee of the Company may and has approved other vesting schedules.

The following is a summary of the activity under the Company’s stock option plans for each annual period presented:

	Year Ended December 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	6,082,260	$4.17	6,228,652	$4.79	6,938,952	$11.52
Granted	1,072,940	3.42	1,700,881	3.02	3,697,101	3.78
Exercised	(463,738)	3.77	(82,259)	3.57	(346,752)	1.10
Forfeited	(244,974)	3.06	(910,107)	4.17	(2,317,332)	16.25
Expired	(702,687)	4.61	(854,907)	6.48	(1,743,317)	14.93

Outstanding at the end of the year	5,743,801	4.06	6,082,260	4.17	6,228,652	4.79

Exercisable at the end of the year	4,230,146	4.43	4,086,013	4.56	3,698,544	5.01

Weighted-average fair value of options granted		3.83		2.60		3.44
Available for future grants	3,307,061

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information regarding the Company’s stock options outstanding and exercisable as of December 31, 2003:

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.32	55,584	2.8	$0.32	55,584	$0.32
$0.58—$0.75	346,750	8.8	0.64	116,096	0.75
$1.50—$2.19	284,061	8.5	1.96	71,886	1.78
$2.33—$3.42	941,842	8.4	3.06	277,541	3.10
$3.56—$4.69	2,322,752	6.7	3.90	2,103,927	3.86
$5.45—$6.50	1,727,462	6.0	5.60	1,539,762	5.61
$11.50—$15.50	62,450	5.7	12.14	62,450	12.14
$17.94	400	6.4	17.94	400	17.94
$45.88	2,500	6.1	45.88	2,500	45.88

$0.32—$45.88	5,743,801	6.9	4.06	4,230,146	4.43

Compensation Charges—During the first quarter of 2003, as a partial payment under the Company’s management incentive plan, the Company issued approximately 244,000 options to purchase its common stock to certain management employees at an exercise price of $0.58 per share. The Company recorded deferred compensation expense of approximately $0.4 million relating to those options, which represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of grant. This balance will be amortized on a straight-line basis over the vesting period, which ends on December 31, 2004. The Company has amortized approximately $0.2 million of deferred compensation during the year ended December 31, 2003.

During the year ended December 31, 2001, the Company recognized compensation expense related to stock-based compensation of $0.5 million, which is comprised of $0.4 million of below-market stock options granted in February 2002, to certain management employees as part of the 2001 management bonus program and $0.1 million in stock options issued to a consultant.

NOTE 10. Related Party Transactions

CentrPort Transactions—In conjunction with the CentrPort Transactions, the Company designated CentrPort as a preferred vendor and entered into the CentrPort Commitment (see Notes 2 and 12). The Company paid CentrPort $1.1 million, $1.7 million and $2.4 million for the years ended December 31, 2003, 2002 and 2001, respectively, for services performed. In 2000, certain of the Company’s executive officers and employees were granted 810,000 options, in the aggregate, to purchase shares of CentrPort pursuant to the CentrPort Stock Incentive Plan. As of December 31, 2003, 450,000 of such options were outstanding to certain of the Company’s executive officers and employees. As of February 11, 2004, G.M. O’Connell, the Chairman of the Company’s Board of Directors, has resigned from CentrPort’s Board of Directors. The Company has nominated a senior level employee to fill this vacancy.

IPG Relationship—In June 2001, the Interpublic Group of Companies (“IPG”) completed its acquisition of True North and as a result, obtained an ownership interest in the Company of approximately 43%. In December 2003, IPG sold substantially all of their stock in the Company and as of December 31, 2003 own less than 1% of the Company’s outstanding shares.

On September 1, 1998, the Company entered into a sublease with Bozell, Jacob, Kenyon and Eckhardt, Inc. (“Bozell”), a subsidiary of IPG, pursuant to which the Company leases office space in New York City, which the Company has further sublet to a third party. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell’s underlying lease. Rental payments made to Bozell by the Company under the terms of the lease agreement for the years ended December 31, 2003, 2002 and

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2001 were $0.8 million, $0.7 million and $0.9 million, respectively. The sublease expires in September 2004 and will not be renewed.

Lease Guarantees—IPG, through True North, is guarantor for the Company’s obligations under its lease which expires in January 2009, subject to renewal, for office space at its Norwalk, Connecticut office. As of December 31, 2003, the aggregate remaining base rent and operating expenses due under this lease was $15.7 million, subject to adjustment in accordance with the terms of the lease.

NOTE 11. Employee Benefit Plans

The Company maintains a profit-sharing plan with a 401(k) feature for the benefit of its eligible employees. There is no minimum length of service required to participate in the plan and employees of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. The Company makes annual matching and/or profit-sharing contributions to the plan at its discretion. The Company also maintains various benefit plans for its international employees. The Company may make discretionary contributions to these plans. The aggregate cost-of contributions made by the Company to all employee benefit plans was $0.2 million, $0.6 million and $0.8 million during the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 12. Commitments and Contingencies

Lease Obligations—The Company leases its office facilities and certain equipment under both operating and capital leases, which have expirations that extend through 2010. Additionally, the Company has sublet its New York City office space and the 12th and 13th floors of its San Francisco office space. Such sub-leases are coterminous with the Company’s leases and have expiration dates in September 2004 and March 2010, respectively. Future minimum lease payments under noncancellable leases with lease terms in excess of one year as of December 31, 2003 and related sub-lease income for the remaining lease terms are as follows:

	December 31, 2003
	Future Minimum Lease Payments		Sub-Lease Income
	Capital	Operating
	(In thousands)
2004	$144	$6,970	$1,193
2005	72	6,497	498
2006	28	6,501	524
2007	—	6,506	544
Thereafter	—	10,519	1,304

	244	$36,993	$4,063

Less amount representing interest	(20)

	$224

In connection with certain leases of office space, the Company has $2.0 million and $2.2 million invested in highly liquid, short-term investments as of December 31, 2003 and 2002, respectively, against which the landlords of such space would be able to make claims in the event of default by the Company of its lease obligations. As of December 31, 2003, such amounts are included in “Other assets” and “Prepaid expenses and other current assets” in the accompanying consolidated balance sheets. As of December 31, 2002, such amounts are included in “Other assets” in the accompanying consolidated balance sheets. In addition, for the year ended December 31, 2003, the Company had four consecutive quarters of profits. Pursuant to one of our leases, the Company will be able to reduce the letter of credit, which is security for such lease, by approximately $1.3 million during the first quarter of 2004, at which time these funds will be reclassified from “Prepaid expenses and other current assets” to “Cash and cash equivalents”. The Company is not aware of any existing defaults of its obligations under these leases.

Rent expense, including rent expense resulting from leases with related parties (see Note 10), was $3.5 million, $4.3 million and $5.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CentrPort Lease Guarantee— As noted previously the Company is the guarantor for CentrPort’s obligations under their lease; see Note 2 of these consolidated financial statements for further discussion.

Employment Agreements— In January 2001, we entered into a three-year employment agreement with Mr. Particelli, providing for a base salary of $500,000. Mr. Particelli was eligible to receive a target merit bonus of at least 50% of his base salary, which was increased during 2002 to 60% of his base salary. Pursuant to the employment agreement, Mr. Particelli also received options to purchase 850,000 shares of our common stock at fair market value as of January 15, 2001. Fifteen percent of these options were vested upon grant and 28.3% of these options vested on each of December 31, 2001, December 31, 2002 and December 31, 2003. Given Mr. Particelli’s continued employment after the end of the three year period, (1) either party may terminate the employment upon thirty (30) days written notice and (2) if such termination is for good reason by Mr. Particelli or without cause by us, then we will pay Mr. Particelli the greater of (a) our policy severance or (b) one year of base salary and a pro rata portion of any merit bonus earned prior to the date of termination. Options to purchase our common stock granted to Mr. Particelli in March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. Mr. Particelli also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Accrued Bonuses—”Accrued expenses and other current liabilities” in the accompanying consolidated balance sheets include accrued bonuses of $1.6 million and $2.2 million as of December 31, 2003 and 2002, respectively.

Litigation— Beginning in August 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming as defendants Modem Media, Inc., certain of the Company’s officers (G.M. O’Connell, Chairman, Steven Roberts, former Chief Financial Officer, and, in certain actions, Robert C. Allen II, Board member, a Managing Director and former President), and certain named underwriters of the Company’s initial public offering (FleetBoston Robertson Stephens, Inc., BankBoston Robertson Stephens, Inc., Bear Stearns & Co., Inc., Nationsbanc Montgomery Securities and Banc of America Securities LLC) (the “Underwriters”). The complaints have since been consolidated into a single action, and a consolidated amended complaint was filed on April 24, 2002. The amended complaint alleges, among other things, that the underwriters of our initial public offering violated the securities laws by failing to disclose certain alleged compensation arrangements (such as undisclosed commissions or stock stabilization practices) in the offering’s registration statement and by engaging in manipulative practices to artificially inflate the price of Modem Media stock in the after-market subsequent to our initial public offering. The Modem Media defendants are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933, and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the Underwriters’ alleged compensation arrangements and manipulative practices. The complaint seeks unspecified damages. Similar complaints have been filed against over 300 other issuers that have had initial public offerings since 1998 and all such actions have been included in a single coordinated proceeding.

On June 30, 2003, a committee of the Company’s board of directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Modem Media, Inc. and of the individual defendants for the conduct alleged in the action to be wrongful in the amended complaint. The Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against our underwriters. Any direct financial impact of the proposed settlement is expected to be borne by the Company’s insurers. The committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other issuer defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. Furthermore, the settlement is subject to a hearing on fairness and approval by the Court overseeing the initial public offering litigations. The settlement is partial because the Underwriters are not party to the settlement. The Company understands that a majority of the other issuer defendants in the consolidated actions have also conditionally approved the proposed settlement.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If the settlement is not finalized, the Company will continue to defend these actions vigorously. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the litigation if the litigation is not settled. Any unfavorable outcome of this litigation could have an adverse impact on the Company’s business, financial condition and results of operations.

In August 2001, the Company’s subsidiary, Modem Media Canada, Inc., brought suit against its landlord, City Core Properties, Ltd., in Ontario Supreme Court for breach of an office lease on the basis that the landlord did not complete the building into which Modem Media Canada was to move. Modem Media Canada is claiming approximately $1.2 million in damages. The landlord has counter-sued the Company, Modem Media Canada and certain of the Company’s officers and directors for breach of lease and is seeking damages in the amount of approximately $16.0 million. The office space was repossessed by a mortgage holder and has been sold to an unrelated third party. The Company is currently in discovery for this litigation. The Company believes that there is no basis for the counterclaims, it has meritorious defenses to the counterclaims and it intends to defend this action vigorously. Based on this belief, the Company believes that the resolution of these matters will not have a material adverse effect on our business, financial condition and results of operations.

From time to time, the Company becomes involved in various routine legal proceedings in the ordinary course of its business. Other than as noted above, the Company believes that the outcome of pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its business, financial condition and results of operations.

NOTE 13. Income Taxes

The components of income (loss) from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2003	2002	2001
			(Restated)
	(In thousands)
Domestic	$8,761	$(1,907)	$(11,112)
Foreign	721	(4,022)	1,074

Total income (loss) before income taxes	$9,482	$(5,929)	$(10,038)

The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Current provision (benefit):
Federal	$114	$—	$16
Foreign	—	4	73
State	153	—	(31)

	267	4	58

Deferred provision (benefit):
Federal	3,509	(656)	(6,033)
State	505	(247)	(489)

	4,014	(903)	(6,522)

Total provision (benefit) for income taxes	$4,281	$(899)	$(6,464)

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Differences between the Company’s effective income tax rate and the U.S. statutory rate were as follows:

	Year Ended December 31,
	2003	2002	2001
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	7.1	2.8	3.4
Goodwill amortization and impairment	—	—	(9.0)
Impact of foreign operations	(0.8)	(3.5)	1.6
Incremental U.S. benefit of foreign office closings	—	—	48.9
Write-off of CentrPort deferred tax asset	8.5	—	—
Other	(2.4)	0.3	—
Valuation allowance	(2.3)	(19.4)	(15.5)

Effective income tax rate	45.1%	15.2%	64.4%

The deferred income tax assets and liabilities included in the consolidated financial statements as of the balance sheet dates consist of the following:

	December 31,
	2003	2002
	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$10,413	$13,244
Excess facility reserves	5,061	6,030
Investment in CentrPort	967	793
Other assets, accruals and reserves	1,542	1,589

	17,983	21,656
Valuation allowance	(1,918)	(1,341)

Net deferred tax assets	$16,065	$20,315

At December 31, 2003, the Company had a net operating loss carryforward of $27.2 million, which may be used to offset future taxable income, if any. Certain of the Company’s net operating losses may be carried forward for periods ranging from five to twenty years and others may be carried forward indefinitely. A valuation allowance of $1.9 million has been established for a portion of the total deferred tax assets related to net operating losses of certain of the Company’s international subsidiaries and the Company’s investment in CentrPort. The Company has concluded that, as a result of IPG’s acquisition of True North in June 2001 (see Note 10), it has undergone an ownership change as defined in Section 382 of the Internal Revenue Code (“Section 382”) and estimates that its remaining U.S. federal net operating loss carry forward of $8.7 million generated prior to the ownership change are subject to an annual limitation of approximately $4.5 million. In addition, the Company has determined that as a result of IPG’s sale of substantially all of its Modem Media stock in 2003, which was pursuant to an underwritten offering, it has undergone another ownership change as defined by Section 382 and estimates that its U.S. federal loss carry forwards generated from June 2001 thru December 2003 of $15.4 million are subject to an annual limitation of $9.2 million.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14. Geographic Information

Information about the Company’s operations in different geographic regions as of and for the years ended December 31, 2003, 2002 and 2001 is as follows:

	December 31,
	2003	2002	2001
	(In thousands)
Revenues:
United States	$52,606	$56,909	$71,082
United Kingdom	7,791	11,238	22,931
Other	—	233	1,873

	$60,397	$68,380	$95,886

Long-lived assets: (1)
United States	$49,616	$50,746
United Kingdom	763	994
Other	85	103

	$50,464	$51,843

(1)	Consists of property and equipment (net) and goodwill.

NOTE 15. Supplemental Cash Flow Information

Information about the Company’s cash flow activities during the years ended December 31, 2003, 2002 and 2001 is as follows:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid for interest	$176	$247	$322
Cash paid (refunded) for income taxes, net	16	82	(1,538)
Supplemental disclosures of non-cash investing and financing activities:
Capital lease and other obligations incurred for the purchase of property and equipment	98	279	104
Unrealized gain on available-for-sale securities, net of taxes	—	—	(164)

NOTE 16. Bad Debt Reserve

The bad debt reserve and related activity is as follows:

	Balance at Beginning of Year	Bad Debt Expense	Write-offs, Net of Recoveries	Other	Balance at End of Year
	(In thousands)
Year ended December 31, 2003	$281	$—	$(119)	$—	$162

Year ended December 31, 2002	$528	$(157)	$(59)	$(31)	$281

Year ended December 31, 2001	$1,389	$(714)	$(114)	$(33)	$528

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. Quarterly Results of Operations (Unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2003
Revenues	$14,251	$15,344	$14,484	$16,318
Gross profit	6,675	8,643	7,370	8,299
Operating income	999	2,915	3,592	2,591
Income from continuing operations before income taxes	971	2,877	3,547	2,087
Net income	601	1,669	2,062	654
Basic and diluted per share data:
Net income	0.02	0.06	0.08	0.02
2002
Revenues	$18,321	$17,973	$17,325	$14,761
Gross profit	8,654	9,093	8,522	7,127
Operating income (loss)	1,188	(5,920)	2,817	(6,788)
Income (loss) from continuing operations before income taxes	3,571	(5,859)	3,180	(6,821)
Income (loss) before cumulative effect of accounting change	1,616	(2,225)	1,746	(5,226)
Net income (loss)	(1,775)	(2,225)	1,746	(5,226)
Basic and diluted per share data:
Income (loss) before cumulative effect of accounting change	0.06	(0.09)	0.07	(0.20)
Net income (loss)	(0.07)	(0.09)	0.07	(0.20)

The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

In the third quarter of 2003, the Company entered into a sub-lease arrangement with a third party for part of the Company’s San Francisco office space. Accordingly, $1.1 million of the previously established restructuring accrual was reversed during the three months ended September 30, 2003.

In the fourth quarter of 2003, the Company updated the underlying estimates related to the Company’s excess office space. As a result, the Company recorded restructuring charges of $0.4 million during the three months ended December 31, 2003.

In the fourth quarter of 2003, the Company recorded a $0.5 million impairment charge relating to its investment in CentrPort and a tax provision of $0.8 million to provide a valuation allowance against the deferred tax asset related to this investment.

In the first quarter of 2002, the Company reduced staff, primarily in Europe, to better align capacity with the demand from its clients. As a result of these actions, the Company recorded a restructuring charge of $0.6 million for the three months ended March 31, 2002.

In the first quarter of 2002, a pre-tax gain of $2.3 million was recorded relating to the recognition of the remainder of the previously recorded deferred gain on the sale of the Company’s stock in CentrPort.

In the second quarter of 2002, the Company announced its decision to close its offices in Toronto, Munich and Hong Kong. Operations in these offices ceased in the third quarter of 2002 and as a result, in accordance with SFAS No. 144, the results of these operations have been reclassified and are separately presented in the consolidated statements of operations for all reporting periods as discontinued operations.

MODEM MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2002, the Company initiated a series of global restructuring actions to align capacity with revenue. These actions, which were completed in the third quarter of 2002, included a reduction in office space in Norwalk, Connecticut and London and staff reductions in most of the Company’s other offices including the Company’s headquarters. As a result of these actions, restructuring charges of $7.3 million were recorded for the second quarter.

In the third quarter of 2002, net income included $0.9 million of a pre-tax benefit from the favorable settlement of previously accrued liabilities.

In the fourth quarter of 2002, due to a significant and rapid deterioration in the commercial real estate market in San Francisco, Norwalk and London, the Company adjusted facility-related accruals previously established and recorded a restructuring charge of $7.6 million for excess facilities. Such increase represents an adjustment to the Company’s original estimate of the present value of future rent payments in excess of anticipated sublease income, expected subtenant allowances and estimated brokers’ fees.

NOTE 18. Subsequent Events (unaudited)

Discontinued Operations

As discussed in Note 1, in the second quarter of 2004, the operations of the Company’s office in São Paolo, Brazil ceased. In connection with the shutdown, during the second quarter of 2004, the Company recorded an operating loss of $0.5 million and recorded a $0.4 million tax benefit as a component of discontinued operations during the second quarter of 2004 related to the $1.0 million write-off of our investment in this subsidiary.

Restructuring Credits

During the six months ended June 30, 2004, the Company recorded a $0.6 million restructuring credit primarily as a result of a favorable resolution of the market rent review in our London office, which was completed in June 2004.

Merger Agreement

Effective July 15, 2004, the Company entered into an agreement and plan of merger among Digitas, Inc, a publicly traded marketing services organization (“Digitas”), and its wholly owned subsidiary, Digitas Acquisition Corp. Under the term of this agreement, Digitas will acquire the Company in a stock-for stock transaction.

On the date of closing each outstanding share of the Company’s common stock will be exchanged for .70 shares of Digitas common stock, and each option outstanding or warrant exercisable into the Company’s common stock will be assumed by Digitas and become exercisable into Digitas common stock, with appropriate adjustments based on the merger exchange ratio.

The merger is subject to customary conditions to closing, including (i) approval of the holders of the Company’s common stock, (ii) approval of the holders of Digitas’s common stock, (iii) expiration or termination of the applicable Hart-Scott-Rodino (“HSR”) waiting period and certain other regulatory approvals, (iv) the accuracy of representations and warranties and the absence of any material adverse effect with respect to each party’s business (in each case, subject to certain exceptions) and (v) the delivery of a customary opinion from counsel to the Company that the merger will qualify as tax-free reorganization for federal income tax purposes. On July 30, 2004, the Company was notified of an early termination of the HSR waiting period for the merger.

The transaction closed on October 15, 2004 in accordance with the original terms of the agreement.